Exhibit (a)(5)(A)

N E W S B U L L E T I N
FROM:

FOR IMMEDIATE RELEASE

CALAMP COMMENCES TENDER OFFER FOR
ALL OUTSTANDING SHARES OF LOJACK

OXNARD, CA and CANTON, MA – February 16, 2016 – CalAmp Corp. (NASDAQ: CAMP) (“CalAmp”) and LoJack Corporation (NASDAQ: LOJN) (“LoJack”) today announced that CalAmp’s wholly-owned subsidiary, Lexus Acquisition Sub, Inc. (“Purchaser”), is commencing a cash tender offer to purchase all outstanding shares of LoJack. CalAmp and LoJack previously announced on Monday, February 1, 2016 that they had entered into a definitive merger agreement under which CalAmp would acquire LoJack.

The tender offer is being made pursuant to an Offer to Purchase, dated as of the date hereof. Upon successful completion of the tender offer, shareholders of LoJack will receive $6.45 in cash for each share of LoJack common stock validly tendered and not validly withdrawn in the offer, without interest and less any applicable withholding tax.

CalAmp and Purchaser will file today with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO that includes the Offer to Purchase and related Letter of Transmittal that set forth the terms and conditions of the tender offer. Additionally, LoJack will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 that includes the recommendation of the LoJack board of directors that LoJack shareholders tender their shares in the tender offer.

The tender offer will expire at 12:00 midnight (Eastern time) on Monday, March 14, 2016, unless the offer period is extended in accordance with the definitive merger agreement and the applicable rules and regulations of the SEC. The completion of the tender offer will be conditioned on LoJack’s shareholders tendering at least 66 ⅔% of LoJack’s outstanding shares, determined on a fully diluted basis, and other customary closing conditions.

D.F. King & Co., Inc. is acting as information agent for CalAmp in the tender offer. Computershare Trust Company, N.A. is acting as depositary and paying agent in the tender offer. Requests for documents and questions regarding the tender offer may be directed to D.F. King & Co., Inc. by telephone at (212) 269-5550 (collect) or (866) 828-0221 (toll-free), or by email at lojack@dfking.com.

Advisors
Canaccord Genuity is serving as financial advisor to CalAmp, and Gibson, Dunn & Crutcher LLP is serving as its legal counsel. Pacific Crest Securities, a division of KeyBanc Capital Markets Inc., is serving as financial advisor to LoJack, and Goodwin Procter LLP is serving as its legal counsel.

About CalAmp Corp.
CalAmp is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value mobile and remote assets. For more information, please visit www.calamp.com.

About LoJack Corporation
LoJack, the company that has helped more than nine million people protect their vehicles in the event of theft over the past 25+ years, today provides safety, security and protection for an ever-growing range of valuable assets and people. Leveraging its core strengths, including its well-known brand, direct integration with law enforcement and dealer distribution network, LoJack is expanding our business to include our traditional vehicle and equipment theft recovery, people at risk and new telematics-based products and services. LoJack is delivering new telematics-based solutions for on-road and off-road fleet management, as well as dealer inventory management. By expanding our brand beyond stolen vehicle recovery, LoJack is committed to creating a new level of value for its dealer, licensee, customer and investor communities by delivering innovative offerings and multiple technologies in expanding geographies. For more information, visit www.lojack.com.

Forward-Looking Statements
This release contains forward-looking statements related to the proposed transaction and business combination between CalAmp and LoJack, including statements regarding the benefits and timing of the transaction, as well as statements regarding the companies’ products, markets and growth opportunities. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including the following, among others: the minimum percentage of tendered shares in the tender offer necessary to complete the offer or the second-step merger promptly following the offer may not be attained; closing of the transaction may not occur or may be delayed; expected synergies and other financial benefits of the transaction may not be realized; integration of the acquisition post-closing may not occur as anticipated; litigation or alternative dispute resolution related to the transaction or limitations or restrictions imposed by regulatory authorities may delay or negatively impact the transaction; the pendency of the transaction may result in disruptions to LoJack’s business and make it more difficult to maintain relationships with employees, customers, vendors and other business partners; delays, disruptions or increased costs in the integration of LoJack’s technology in existing or new products and services may arise; unanticipated restructuring costs may be incurred; attempts to retain key personnel and customers may not succeed; the business combination or the combined companies’ products may not be supported by third parties; actions by competitors may negatively impact results; and there may be negative changes in general economic conditions in the regions or the industries in which CalAmp and LoJack operate. In addition, please refer to the documents that CalAmp and LoJack file with the SEC on Forms 10-K, 10-Q, and 8-K, including the specific risk factors included in such filings. These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this release. Readers are cautioned not to put undue reliance on these forward-looking statements, and CalAmp and LoJack assume no obligation to update, and do not intend to update, these forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information
This release relates to a pending business combination transaction between CalAmp and LoJack. No statement in this release constitutes an offer to buy, or the solicitation of an offer to sell, any securities. A solicitation and an offer to buy shares of LoJack will be made only pursuant to an offer to purchase and related materials that CalAmp files with the SEC. CalAmp is filing today a Tender Offer Statement on Schedule TO related to the transaction with the SEC and may file amendments thereto, and thereafter LoJack will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. CalAmp and LoJack may also file other documents with the SEC regarding the transaction. This document is not a substitute for Schedule TO, the Schedule 14D-9 or any other document that CalAmp or LoJack may file with the SEC in connection with the transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND THE OTHER RELEVANT MATERIALS WITH RESPECT TO THE TRANSACTION CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The Tender Offer Statement on Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 (when available) will be sent free of charge to LoJack’s shareholders. Such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC's Web site: www.sec.gov or by directing such requests to the Information Agent for the tender offer who will be named in the Tender Offer Statement. In addition, copies of LoJack’s filings with the SEC may also be obtained free of charge at the “Investor Relations” section of LoJack’s website at http://investors.lojack.com/financials.cfm.